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                          PURCHASE AND SALE AGREEMENT


       This PURCHASE AND SALE AGREEMENT (the "Agreement") is made and entered into this 22 day of April, 1998, by and among OAKDALE CONCERTS, LLC ("Oakdale"), a Connecticut Limited Liability Company with an office for the transaction of business at 95 South Turnpike Road, Wallingford, Connecticut 06492; OAKDALE DEVELOPMENT LIMITED PARTNERSHIP, a Connecticut limited partnership with an office for the transaction of business at 95 South Turnpike Road, Wallingford, Connecticut 06492 (the "Partnership"; and together with Oakdale, the "Sellers"); and OAKDALE THEATER CONCERTS, INC. (the "Buyer"), a Delaware corporation having an office for the conduct of its business at 650 Madison Avenue, 16th Floor, New York, New York 10022.

       WHEREAS, Oakdale is engaged in the concert promotion, event production, ticket distribution, corporate sponsorship, venue operation, concessionaire licensing, parking, security and all similar businesses (the "Business") relating to the operation and management of the Oakdale Music Theater located in Wallingford, Connecticut (the "Theater"); and

       WHEREAS, the Partnership owns certain parcels of real estate which it leases to Oakdale to enable Oakdale to engage in the Business and to operate and manage the Theater; and

       WHEREAS, the Sellers desire to sell, and the Buyer desires to purchase, all of the Sale Assets (as defined in Section 1.2 hereof) on the terms and subject to the conditions set forth in this Agreement; and

       WHEREAS, the Sale Assets constitute substantially all of the assets which are used in and necessary for the operation of the Theater;

       NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and upon the terms and subject to the conditions hereinafter set forth, the parties hereby agree as follows:

                                   ARTICLE I
                               PURCHASE AND SALE

       1.1 Purchase and Sale of Assets. On the Closing Date, Oakdale shall sell, assign, transfer and convey to the Buyer, and the Buyer shall purchase and assume from Oakdale, all of the assets, properties, interests and rights of Oakdale of whatsoever kind and nature, real and personal, tangible and intangible, owned or leased by Oakdale as the case may be, which are used or held for use exclusively by or relate exclusively to the Business and to the management and operation of the Theater (the "Sale Assets"), including but not limited to the Sale Assets described in paragraph 1 of Exhibit A hereto but excluding the assets described in paragraph 2 thereof. The Sale Assets shall be transferred to the Buyer free and clear of all debts, security interest, mortgages, trusts, adverse claims, pledges, conditional sales agreements or other liens, liabilities and encumbrances whatsoever

("Encumbrances"), other than informational filings made by equipment lessors under the Uniform Commercial Code, and subject to the rights and restrictions of the Connecticut Development Authority (the "CDA") set forth in the CDA documents listed on Schedule 1.1 of the Disclosure Schedule.

       1.2 Assumption of Obligations. Subject to the provisions of this Section 1.2, Section 1.3 and Section 2.3, on the Closing Date, the Buyer shall assume and undertake to pay, satisfy or discharge when due the liabilities, obligations and commitments of the Sellers relating to the management and operation of the Theater arising under (i) the Real Estate Contracts and the Contracts described in Sections 5.7 and 5.9 (without regard to the threshold amounts set forth in Section 5.9); (ii) all other contracts of the Sellers arising in the ordinary course of business and consistent with past practices between the date hereof and the Closing Date; and (iii) any other contracts entered into between the date hereof and the Closing Date which the Buyer expressly agrees in writing to assume. All of the foregoing liabilities and obligations shall be referred to herein collectively as the "Assumed Obligations".

       1.3 Limitation. Except as set forth in Section 1.2 hereof, the Buyer expressly does not, and shall not, assume or be deemed to assume, under this Agreement or otherwise by reason of the transactions contemplated hereby, any liabilities, obligations or commitments of the Sellers of any nature whatsoever. Without limiting the generality of the foregoing, except as set forth in Section 1.2, the Buyer shall not assume or be liable for any liability or obligation of the Sellers arising out of any contract of employment, collective bargaining agreement, insurance, pension, retirement, deferred compensation, incentive bonus or profit sharing or employee benefit plan or trust, or any judgment, litigation, proceeding or claim by any person or entity relating to the Business or the management and operation of the Theater prior to the Closing Date, whether or not such judgment, litigation, proceeding or claim is pending, threatened or asserted before, on or after the Closing Date.

                                   ARTICLE 2
                                 CONSIDERATION

       2.1 Base Purchase Price. The aggregate consideration (the "Base Purchase Price") for the acquisition of the Sale Assets shall be an amount equal to Eleven Million Nine Hundred Thousand Dollars ($ 11,900,000). The Base Purchase Price shall be payable in cash at the Closing by wire transfer of immediately available funds to a bank or banks designated in writing by the Sellers.

       2.2 Contingent Payment. In addition to the Base Purchase Price, and subject to the proviso set forth below, in the event that EBITDA (defined as earnings before interest, taxes, depreciation and amortization) from the combined operation of the Theater and the Meadows Music Theater in Hartford, Connecticut (the "Meadows"), including outside activities as agreed to in advance by Oakdale and the Buyer, for fiscal year 1999 exceeds Five Million Five Hundred Thousand Dollars ($5,500,000), the Buyer shall pay to Oakdale or its designees within ninety (90) days of such fiscal year end, as additional consideration for the acquisition of the Sale Assets (the "Contingent Payment"), an amount determined as follows:


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       (i) if 1999 EBITDA is greater than Five Million Five Hundred Thousand
Dollars ($5,500,000), but less than Six Million Dollars ($6,000,000), the Buyer shall pay to Oakdale or its designees an amount equal to 5 times the amount by which EBITDA exceeds Five Million Five Hundred Thousand Dollars ($5,500,000);

       (ii) if 1999 EBITDA is equal to or greater than Six Million ($6,000,000), but less than or equal to Six Million Five Hundred Thousand Dollars ($6,500,000), the Buyer shall pay to Oakdale or its designees an amount equal to 5.2 times the amount by which EBITDA exceeds Five Million Five Hundred Thousand Dollars ($5,500,000);

       (iii) if 1999 EBITDA is greater than Six Million Five Hundred Thousand Dollars ($6,500,000), but less than or equal to Seven Million Dollars ($7,000,000), the Buyer shall pay to Oakdale or its designees an amount equal to 5.4 times the amount by which EBITDA exceeds Five Million Five Hundred Thousand Dollars ($5,500,000);

       (iv) if 1999 EBITDA is greater than Seven Million Dollars ($7,000,000), but less than or equal to Seven Million Five Hundred Thousand Dollars ($7,500,000), the Buyer shall pay to Oakdale or its designees an amount equal to 5.6 times the amount by which EBITDA exceeds Five Million Five Hundred Thousand Dollars ($5,500,000); and

       (v) if 1999 EBITDA is greater than Seven Million Five Hundred Thousand Dollars ($7,500,000), the Buyer shall pay to Oakdale or its designees an amount equal to 5.8 times the amount by which EBITDA exceeds Five Million Five Hundred Thousand Dollars ($5,500,000);

provided, however, that in the event the operating expenses of the Theater for fiscal year ending December 31, 1998 exceed the revenues derived solely from ticket sales (specifically excluding all Net Ancillary Revenues) at the Theater for fiscal year ending December 31,1998 by more than Two Hundred Thousand Dollars ($200,000) (such excess, the "Operating Deficit"), each of the threshold amounts set forth in subsections (i), (ii), (iii), (iv) and (v) of this Section 2.2 shall be increased by the amount of the Operating Deficit for the purposes of determining whether Oakdale is entitled to a Contingent Payment under this Agreement. For the purposes of this Agreement, "Net Ancillary Revenues" shall be defined as that portion of cash, trade and barter revenues of the Theater generated in and attributable to fiscal year ending December 31, 1997 from the usual and customary sale of services or products to third parties, consistent with industry practice (other than receipts from ticket sales, net of ticket expenses) including, but not limited to, income from sales of suites, platinum club memberships, corporate gold and silver memberships, theater, dome and function room rentals, suite rentals for "extended runs", platinum rentals for "extended runs", advance mail club, sponsorships, parking, facility fees, handling charges, net concessions and merchandise.


       2.3 Proration of Revenue and Expenses.

           2.3.1 Except as otherwise provided herein, all expenses and all revenue earned arising from the conduct of the Business and the management and operation of the Theater shall be

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prorated between the Buyer and the Sellers in accordance with generally accepted accounting principles as of 11:59 p.m., local time, on the date immediately preceding the Closing Date. Such prorations shall include, without limitation, all ad valorem, real estate and other property taxes (but excluding taxes arising by reason of the transfer of the Sale Assets as contemplated hereby, which shall be paid as set forth in Article 11 of this Agreement), business and license fees (including any retroactive adjustments thereof), wages and salaries of employees, including accruals up to the Closing Date for bonuses, commissions, vacations and sick pay, and related payroll taxes, utility expenses, rents and similar prepaid and deferred items attributable to the ownership and operation of the Theater. Real estate taxes shall be apportioned on the basis of taxes assessed for the preceding year, with a reapportionment as soon as the new tax rate and valuation can be ascertained.

           2.3.2 The prorations and adjustments contemplated by this Section, to the extent practicable, shall be made on the Closing Date. As to those prorations and adjustments not capable of being ascertained on the Closing Date, an adjustment and proration shall be made within ninety (90) calendar days of the Closing Date.

           2.3.3 In the event of any disputes between the parties as to such adjustments, the amounts not in dispute shall nonetheless be paid at the time provided in Section 2.3.2 and such disputes shall be determined by an independent certified public accountant mutually acceptable to the parties, and the fees and expenses of such accountant shall be paid one-half by the Sellers and one-half by the Buyer.

                                   ARTICLE 3
                                    CLOSING

       3.1 Closing. Except as otherwise mutually agreed upon by the Sellers and the Buyer, the consummation of the acquisition of the Sale Assets (the "Closing") shall occur simultaneously on the later to occur of five (5) business days following (i) the date of expiration or termination of all waiting periods, including any extensions thereof, which are or may be applicable to the transactions contemplated by this Agreement pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations promulgated thereunder, and (ii) the Sellers' obtaining the CDA Consent (as defined in Section 8.4 of this Agreement). The Closing shall, at Buyer's discretion, be held at the Buyer's offices in New York City or at the offices of Sellers' counsel in Connecticut.

       3.2 Loan. At the Closing, the Buyer shall cause SFX Entertainment, Inc. ("SFX"), a Delaware corporation, to make a loan to the Partnership in the principal amount of Eleven Million Three Hundred Fifty Thousand Dollars ($11,350,000) (the "Loan"), a portion of which proceeds shall be used by the Partnership to repay in full all senior mortgage indebtedness outstanding on all real estate owned by the Partnership. The Loan shall bear interest at the rate of 5.7489% per annum, which shall require annual interest payments of $652,500 per year and shall be repaid as follows: monthly payments of interest only shall be paid in arrears during the term of the Loan, with a final payment of principal and accrued interest (if any), and all other sums outstanding under the Loan, due and payable on the fifteenth (15th) anniversary of the Closing. The Loan shall be evidenced by a non-recourse secured promissory note (the "Note") in the form of Exhibit B, and shall be secured

                                       4

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by a first priority non-recourse mortgage (the "Mortgage") in the form of
Exhibit C covering those certain parcels of land used in the operations of the Theater and described in Section 5.8 of the Disclosure Schedule (the "Real Estate"). The Partnership shall at its sole cost and expense provide SFX with mortgagee title insurance in the amount of the lien of the Mortgage, subject only to the exceptions contained in Section 1.1 of the Lease referred to in
Section 3.3 of this Agreement and the lien of the Lease (the "Title Policy"). Contemporaneously with the execution and delivery of the Note and the Mortgage, the Partnership shall also execute and deliver to SFX an environmental indemnification agreement (the "Environmental Agreement") in the form of Exhibit D, and Oakdale shall execute and deliver to SFX an environmental guaranty agreement (the "Environmental Guaranty") in the form of Exhibit E. The Note, the Mortgage, the Environmental Agreement and the Environmental Guaranty are collectively referred to as the "Loan Documents". The Partnership shall, at its sole cost and expense, provide SFX with mortgage title insurance at the closing in the full amount of the Loan.

       3.3 Lease and Purchase. At the Closing, the Buyer and the Partnership shall enter into (i) a master lease agreement (the "Lease") in the form of Exhibit F providing for the lease by the Buyer of the Real Estate for a period of fifteen (15) years (ii) a purchase agreement (the "Purchase Agreement") in the form of Exhibit G providing for the Buyer's purchase of the Real Estate and the termination of the Lease upon the payment in full of the Loan, and (iii) a Memorandum of Lease in the form of Exhibit H describing the Buyer's rights under the Lease and the Purchase Agreement, which the Buyer shall be entitled to record. The Lease, the Purchase Agreement and the Memorandum of Lease are collectively referred to as the "Lease-Purchase Documents".

                                   ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF THE BUYER

       The Buyer hereby makes the following representations and warranties to the Sellers, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any notice to the Sellers and shall survive the Closing to the extent provided in
Section 14.4 of this Agreement.

       4.1 Organization and Standing. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own the Sale Assets and to carry on the business of the Sellers as now being conducted and as proposed to be conducted by the Sellers between the date hereof and the Closing Date.

       4.2 Authorization and Binding Obligation. The Buyer has all necessary power and authority to enter into and perform this Agreement and the transactions contemplated hereby, and to own the Sale Assets and to carry on the business and operations of the Sellers as they are now being conducted, and the Buyer's execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary action on its part. This Agreement has been duly executed and delivered by the Buyer, and this Agreement constitutes, and the other agreements to be executed in connection herewith will constitute, the valid and binding obligation of the Buyer, enforceable in accordance with their terms, except as limited

                                       5

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by laws affecting the enforcement of creditors' rights or equitable principles generally.

       4.3 Litigation and Compliance with Law. There is no litigation, administrative proceeding, arbitration or other proceeding, or petition, complaint or, to the best of the Buyer's knowledge, investigation, before any court or governmental body pending against the Buyer or any of its principals that would adversely affect the Buyer's ability to perform its obligations pursuant to this Agreement or the agreements to be executed in connection herewith. To the best of the Buyer's knowledge, there is no violation of any law, regulation or ordinance or any other requirement of any governmental body or court which would have a material adverse effect on the Buyer or its ability to perform its obligations pursuant to this Agreement or the agreements to be executed in connection herewith.

       4.4 Accuracy of Information. No written statement made by the Buyer herein and no information provided by the Buyer herein or in the documents, instruments or other written communications made or delivered directly by the Buyer to the Sellers in connection with the negotiations covering the purchase and sale of the Sale Assets contains any untrue statement of a material fact necessary to make the statements contained therein or herein not misleading, and there is no fact known to the Buyer which relates to any information contained in any such written document, instrument or communications which the Buyer has not disclosed to the Sellers in writing which could materially affect adversely the Sellers. To the extent that a representation or other information is made to the Buyer's knowledge or is otherwise qualified by its terms, this representation shall not be interpreted to expand such limitations or qualifications.

       4.5 Absence of Conflicting Agreements or Required Consents. Except as set forth in Section 4.5 of the Disclosure Schedule, the execution, delivery and performance of this Agreement by the Buyer: (a) does not require the consent of any third party; (b)will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority to which the Buyer is a party or by which it may be bound; and (c) will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, agreement, instrument, license or permit to which the Buyer is now subject.

                                   ARTICLE 5
                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

       The Sellers hereby make the following representations and warranties to the Buyer, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, and shall survive the Closing to the extent provided in Section 14.4 of this Agreement. Such representations and warranties are subject to, and qualified by, any fact or facts disclosed in the separate Disclosure Schedule which is annexed hereto (the "Disclosure Schedule"). A disclosure in one part or section of the Disclosure Schedule shall, to the extent relevant, be deemed a disclosure in each other part of the Disclosure Schedule.

       5.1 Organization and Standing. Oakdale is a limited liability company, duly organized and validly existing under the laws of the State of Connecticut, and has the power and authority to

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own, lease and operate its respective assets and to carry on its business and operations as now being conducted and as proposed to be conducted by Oakdale between the date hereof and the Closing Date, including but not limited to the management and operation of the Theater. The Partnership is a limited partnership duly organized and validly existing under the laws of the State of Connecticut, and has the power and authority to own, lease and operate its respective assets and to carry on its business and operations as now being conducted and as proposed to be conducted by the Partnership between the date hereof and the Closing Date.

       5.2 Authorization and Binding Obligation. Each of the Sellers has the power and authority to enter into and perform this Agreement and the transactions contemplated hereby, and the Sellers' execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary action on their part. This Agreement has been duly executed and delivered by each of the Sellers, and this Agreement constitutes, and the other agreements to be executed in connection herewith will constitute, the valid and binding obligation of each of the Sellers, enforceable in accordance with their terms, except as limited by laws affecting the enforcement of creditor's rights or equitable principles generally.

       5.3 Absence of Conflicting Agreements or Required Consents. Except as set forth in Section 5.3 of the Disclosure Schedule, the execution, delivery and performance of this Agreement by each of the Sellers: (a) does not require the consent of any third party; (b) to the Seller's knowledge, will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority to which each of the Sellers is a party or by which they or the Sale Assets are bound, except to the extent that any such violation will not adversely or materially affect the transaction contemplated hereby; (c) will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a material breach of the terms, conditions or provisions of, or constitute a default under, any contract, agreement, instrument, license or permit to which any of the Sellers or the Sale Assets is now subject; and (d) will not result in the creation of any lien, charge or Encumbrance on any of the Sale Assets, except as contemplated by this Agreement.

       5.4 Government Authorizations. Section 5.4 of the Disclosure Schedule contains a true and complete list of the material licenses, permits or other authorizations from governmental and regulatory authorities which are required for the lawful conduct of the Business and the management and operation of the Theater in the manner and to the full extent they are presently conducted. Each of the Sellers is the authorized legal holder of the licenses, permits and authorizations listed in Section 5.4 of the Disclosure Schedule, none of which is subject to any restrictions or condition which would limit in any material respect the full operation of the Theater as now operated.

       5.5   Intentionally Deleted

       5.6 Taxes. Each of the Sellers has filed all federal, state, local and foreign income, franchise, sales, use, property, excise, payroll and other tax returns required by law (or has obtained an extension thereof, which extension has not lapsed or expired by its terms) and has paid in full all taxes, estimated taxes, interest, assessments, and penalties shown on said returns as being due and payable. There are no present disputes as to taxes of any nature payable by any of the Sellers.

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       5.7 Personal Property. Section 5.7 of the Disclosure Schedule contains a list of all material tangible personal property and assets owned or held by each of the Sellers and used primarily or exclusively in the conduct of the Business and the management and operation of the Theater (the "Personal Property"). Except as disclosed in Section 5.7 of the Disclosure Schedule, and except as may be subject to lease agreements of the Sellers specifically identified in Section 5.7 of the Disclosure Schedule, each of the Sellers owns and has, and will on the Closing Date have, good and marketable title to all such property (and to all other tangible and intangible personal property and assets to be transferred to the Buyer hereunder), and none of such property is, or at the Closing will be, subject to any security interest, mortgage, pledge, conditional sales agreement or other lien or encumbrance other than as set forth in Section 5.7 of the Disclosure Schedule. All of the items of tangible personal property and assets included in Section 5.9 of the Disclosure Schedule are in all respects in good operating condition (ordinary wear and tear excepted) and are available for immediate use in the conduct of the Business and the management and operation of the Theater.

       5.8 Real Property. Section 5.8 of the Disclosure Schedule contains a complete and accurate list of all real property (i) leased by any of the Sellers and used by any of them in the Business and in the management and operation of the Theater, together with a summary of the applicable leases (collectively the "Real Estate Contracts"); and (ii) owned by any of the Sellers. The Real Estate Contracts listed in Section 5.8 of the Disclosure Schedule (a) constitute valid and binding obligations of the Sellers and, to the Sellers' knowledge, of all other persons purported to be parties thereto, except as limited by laws affecting the enforcement of creditor's rights or equitable principles generally, and are in full force and effect as of the date hereof, and (b)will on the Closing Date constitute valid and binding obligations of the Sellers and, to the best of the Sellers' knowledge, of all other persons purported to be parties thereto and shall be in full force and effect, except as limited by laws affecting the enforcement of creditor's rights or equitable principles generally. Except as set forth in Section 5.8 of the Disclosure Schedule, none of the Sellers is in material default under any of such Real Estate Contracts, none has received or given written notice of any default thereunder from or to any of the other parties thereto and none will have received any such notice at or prior to the Closing. The real property owned by the Partnership which is listed in Section 5.8 of the Disclosure Schedule constitutes all of the real property necessary to operate the Theater as currently operated, including all surrounding grounds and parking areas.

       5.9 Contracts. Section 5.9 of the Disclosure Schedule lists and summarizes the terms of all written and oral contracts (the "Contracts") as of the date of this Agreement for which the Sellers shall continue to be liable as of the Closing Date, except contracts entered into in the ordinary course of business (i) of less than three (3) months duration and which impose monetary obligations of not more than Ten Thousand Dollars ($10,000) in the aggregate, or (ii) which are currently scheduled to expire prior to the Closing Date and for which the Sellers will no longer be liable. Those contracts which the Sellers and the Buyer agree are critical to the operation of the Business and the Theater are identified in Section 5.9 of the Disclosure Schedule as "Material Contracts". Notwithstanding the foregoing, if it is discovered before the Closing that the Sellers failed to list any contract in Section 5.9 of the Disclosure Schedule which was required to be listed, the failure by the Sellers to disclose such contract shall not permit the Buyer to refuse to close under this Agreement or to bring an action for damages against the Sellers if the absence of such contract would not have a material adverse effect on the Buyer or the management and operation of the Theater.

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       5.10 Status of Contracts. Except as noted in Section 5.10 of the
Disclosure Schedule, the Sellers have delivered to the Buyer true and complete copies of all written Material Contracts, including any and all amendments and other modifications to such Material Contracts. All Material Contracts are valid, binding and enforceable by the Sellers in accordance with their respective terms, except as limited by laws affecting creditors' rights or equitable principles generally. To the best of the Sellers' knowledge, the Sellers have complied in all material respects with all Material Contracts and are not in default beyond any applicable grace periods under any of the Material Contracts, and no other contracting party is in default under any of the Material Contracts.

       5.11 Environmental Matters. None of the Sellers has unlawfully disposed of any hazardous waste or hazardous substance in a manner which has caused, or could cause, the Buyer to incur a material liability under applicable law in connection therewith. To the Sellers' knowledge, each of the Sellers has complied in all material respects with all federal, state and local environmental laws, rules and regulations applicable to the Sellers and the management and operation of the Theater. To the Sellers' knowledge, no hazardous waste has been disposed of by any other person on the real estate owned or leased by the Sellers. As used herein, the term "hazardous waste" shall mean as defined in the Resource Conservation and Recovery Act (RCRA) as amended and in the equivalent state statute under Connecticut state law. The Buyer may at its expense conduct a Phase I environmental study of the real property owned or leased by the Sellers. If the Buyer learns between the date of this Agreement and the Closing Date that the Sellers are in breach of the representation and warranty set forth in this Section 5.11, the Sellers shall begin remedial action promptly and use reasonable efforts to complete such remedial action before the Closing, and if such remedial measures are not materially completed prior to Closing, the Buyer shall have the sole discretion to consummate this Agreement or terminate this Agreement; provided, however, that if such remedial action is likely to cost the Sellers in excess of One Hundred Thousand Dollars ($100,000) in the aggregate, the Sellers may in the alternative in their sole discretion terminate this Agreement prior to Closing and the Sellers shall have no liability to the Buyer as a result of such termination.

       5.12 Copyrights, Trademarks and Similar Rights. Section 5.12 of the Disclosure Schedule lists, in all material respects, all copyrights, trademarks, trade names, licenses, patents, permits, and other similar intangible property rights and interests applied for, issued to or owned by the Sellers or under which the Sellers are a licensee or franchisee and which are used in the conduct of the Business and in the management and operation of the Theater. Except as set forth in Section 5.12 of the Disclosure Schedule, all of such rights and interests are issued to or owned by the Sellers, or if licensed or franchised to the Sellers, to the Sellers' knowledge, are valid and in good standing and uncontested. The Sellers have delivered or made available to the Buyer copies of all material documents, if any, establishing such rights, licenses or other authority. None of the Sellers has received any written notice nor has any knowledge of any infringements or unlawful use of such property.

       5.13 Personnel Information. Section 5.13 of the Disclosure Schedule contains a true and complete list of all persons employed by the Sellers, including a description of material compensation arrangements and employee benefit plans and a list of other terms of any and all agreements affecting such persons. Except as set forth in Section 5.13 of the Disclosure Schedule,

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none of the Sellers has received notification that any of its employees who are listed in Section 5.13 of the Disclosure Schedule presently plan to terminate their employment, whether by reason of the transactions contemplated hereby or otherwise.

            5.13.1 Except as disclosed in Section 5.13 of the Disclosure Schedule, none of the Sellers is a party to any contract with any labor organization, nor have any of the Sellers agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of the Sellers' employees. None of the Sellers has any knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to employees of any of the Sellers. Except as disclosed in Section 5.13 of the Disclosure Schedule, during the past three (3) years, none of the Sellers has experienced any strikes, work stoppages, grievance proceedings, claims of unfair labor practices filed or other significant labor difficulties of any nature.

            5.13.2 Except as disclosed in Section 5.13 of the Disclosure Schedule, each of the Sellers has complied in all material respects with all laws relating to the employment of labor, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and those laws relating to wages, hours, collective bargaining, unemployment insurance, workers' compensation, equal employment opportunity, sexual harassment and payment and withholding of taxes. More specifically, each of the Sellers has substantially complied with and is not in default in any material respect under any laws, rules and regulations relating to employment of labor, including those relating to wages, hours, equal employment opportunities, sexual harassment, employment of protected minorities (including women and persons over 40 years of age), collective bargaining and the withholding and payment of taxes and contributions and has withheld all amounts required or agreed to be withheld from wages and salaries of its employees, and is not liable for any arrearage of wages or for any tax or penalty or failure to comply with the foregoing. Except as disclosed in Schedule 5.13 of the Disclosure Schedule, there are no claims or complaints pending or, to the knowledge of the Sellers, threatened against any of the Sellers before any court or governmental agency and involving any alleged unlawful employment practices, whether or not relating to the laws described above. None of the Sellers has consented to any decree involving any claim of unfair labor practice nor been held in any judicial proceeding to have committed any unfair labor practice, and there are no material controversies pending or threatened between any of the Sellers and any of their employees.

       5.14 Financial Statements. Oakdale has delivered to the Buyer complete copies of its unaudited balance sheet and unaudited statements of income and retained earnings and changes in financial position for the twelve (12) month period ending December 31, 1997 (the "Financial Statements"). Except as noted therein, the Financial Statements fairly present the consolidated financial position of Oakdale and its results of operations as of those dates.

       5.15 Liabilities. Except as set forth in Section 5.15 of the Disclosure Schedule and the Financial Statements, the Sellers have no material debts, obligations or liabilities of a nature customarily reflected in financial statements.

       5.16 Absence of Certain Changes or Events. Except as set forth in
Section 5.16 of the

Disclosure Schedule or except as otherwise contemplated by this Agreement, since December 31, 1997, there has not been (a) any damage, destruction or casualty loss to the physical properties of the Sellers (whether covered by insurance or not); (b) any material change in the Business, operations or financial condition of the Sellers; (c) any entry into any transaction, commitment or agreement (including without limitation any borrowing or capital expenditure) material to the Business and to the management and operation of the Theater; (d) any material increase in the rate or terms of compensation payable or to become payable by any of the Sellers to their directors, officers or employees or any increase in the rate or terms of any bonus, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any such directors, officers or key employees; (e) any change in or acceleration of sales, or reduction of aggregate administrative, marketing, advertising and promotional expenses or research expenditures other than in the ordinary course of business; (f) any sale, transfer or other disposition of any material asset of the Sellers to any party, except for payment of third-party obligations incurred in the ordinary course of business in accordance with the Sellers' regular payment practices; (g) any termination or waiver of any rights of value to the Business of Oakdale; or (h) any failure by the Sellers to pay their accounts payable or other obligations in the ordinary course of business consistent with past practices.

       5.17 Title to Properties. Except as set forth in Section 5.17 of the Disclosure Schedule, Oakdale has good and marketable title to all of the assets and properties which it purports to own and which are reflected on the Financial Statements, free and clear of all Encumbrances, except for (a) liens for current taxes not yet due and payable or for taxes the validity of which is being contested in good faith by appropriate proceedings, and (b) Encumbrances which individually or in the aggregate do not materially and adversely affect the Business, the management and operation of the Theater or the financial condition of the Sellers.

       5.18 Litigation. Except as set forth in Section 5.18 of the Disclosure Schedule, none of the Sellers is subject to a judgment, award, order, writ, injunction, arbitration decision or decree materially adversely affecting the conduct of the Business of the Sellers or the Theater, and there is no litigation, arbitration, administration or other proceeding or, to the best of the Sellers' knowledge, investigation pending or any basis for any person to assert a claim or, to the best of the Sellers' knowledge, threatened against any of the Sellers or the Theater in any federal, state or local court, or before any administrative agency or arbitrator, or before any other tribunal duly authorized to resolve disputes, which would reasonably be expected to have any material adverse effect upon the Business, property, assets or condition (financial or otherwise) of the Sellers or which seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken pursuant to or in connection with this Agreement.

       5.19 Compliance With Laws. Except as set forth in Section 5.19 of the Disclosure Schedule, (a) none of the Sellers has received any notice asserting any non-compliance by it in connection with the Business or the management and operation of the Theater with any applicable statute, rule or regulation, whether federal, state or local; (b) none of the Sellers is in default with respect to any judgment, order, injunction or decree of any court, administrative agency or other governmental authority or any other tribunal duly authorized to resolve disputes in any respect material to the transactions contemplated hereby; and (c) to Sellers' knowledge, each of the Sellers is in compliance with all material laws, regulations and governmental orders applicable to the conduct of the Business and to the management and operation of the Theater, the failure to comply with which would have a material adverse effect on the Business, operations or financial condition of the Sellers, and their present use of the Sale Assets does not violate any of such laws, regulations or orders, violation of which would have a material adverse effect on the Sellers' operations.

       5.20 Insurance. All insurance policies with respect to the properties, assets, operations and Business of the Sellers (the "Insurance Policies") are in full force and effect. Except as set forth in Section 5.20 of the Disclosure Schedule, there are no pending claims against the Insurance Policies by the Sellers as to which the insurers have denied liability and with respect to which there is a reasonable likelihood of a settlement or determination adverse to the Sellers. To the Sellers' knowledge, there are no circumstances existing which would enable the insurers to avoid liability under the Insurance Policies, nor are there any other parties having an interest under the Insurance Policies. Except as set forth in Section 5.20 of the Disclosure Schedule, (i) there exist no material claims under the Insurance Policies that have not been properly filed by the Sellers; (ii) no insurance company has refused to renew any material insurance policy of the Sellers during the past eighteen (18) months; and (iii) there have been no material rate or premium increases or written notice of prospective changes therein on general liability, property or directors and officers liability Insurance Policies during the past eighteen (18) months. The Disclosure Schedule lists all Insurance Policies of the Sellers.

       5.21 Accuracy of Information. To the Sellers' knowledge, no written statement made by the Sellers herein and no information provided by the Sellers herein or in the documents, instruments or other written communications made or delivered directly by the Sellers to the Buyer in connection with the negotiations covering the purchase and sale of the Sale Assets contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or herein not misleading and there is no fact known to the Sellers which relates to any information contained in any such written document, instrument or communications which the Sellers have not disclosed to the Buyer in writing which materially and adversely affects the Sellers. To the extent that a representation or other information is made to any of the Sellers' knowledge or is otherwise qualified by its terms, this representation shall not be interpreted to expand such limitations or qualifications.

       5.22 Payola/Plugola. None of the Sellers has paid or agreed to pay any money, service or any valuable consideration, as defined in, and other than any such payments or agreements to pay made in accordance with, Sections 317 and 507 of the Communications Act of 1934, as amended, for the radio broadcast of any matter whatsoever.

                                     ARTICLE 6
                              COVENANTS OF THE BUYER

       6.1 Closing. On the Closing Date, the Buyer shall purchase the Sale Assets from the Sellers as provided in Article 1 hereof and shall deliver or cause to be delivered to the Sellers the Base Purchase Price as provided in
Article 2 hereof.

       6.2 Notification. The Buyer shall notify the Sellers of any litigation, arbitration or administrative proceeding pending or, to its knowledge, threatened against the Buyer which challenges the transactions contemplated hereby.

       6.3 No Inconsistent Action. The Buyer shall not take any other action which is materially inconsistent with its obligations under this Agreement.

       6.4 Required Consents. On the Closing Date, the Buyer shall deliver any and all necessary third party consents to the execution, delivery and performance of this Agreement by the Buyer.

       6.5 Accounts Receivable. The Buyer acknowledges that all accounts receivable in connection with the operation of the Sellers for services performed prior to the Closing Date shall remain the property of the Sellers and that the Buyer shall not acquire any beneficial right or interest therein or responsibility therefor, with the following limited exception: for a period of ninety (90) days following the Closing Date, the Buyer agrees to use reasonable efforts to collect such accounts receivable in the normal and ordinary course of business and will apply all such amounts collected to the account debtor's oldest account receivable first, except that any such accounts collected by the Buyer from persons who are also indebted to the Buyer may be applied to the Buyer's account where (i) there is a pre-existing bona fide dispute between the Sellers and such account debtor with respect to such account or where the account debtor specifically designates that payment is to be applied to the Buyer's account; (ii) the Buyer has notified the Sellers of such dispute or specific designation of payment by the account debtor; and
(iii) thirty (30) days have elapsed since the date notice was given by the Buyer to the Sellers and such account remains subject to dispute or such account debtor has not rescinded its specific designation of payment. Such obligation and authority shall not extend to the institution of litigation, employment of counsel or a collection agency or any other extraordinary means of collection unless authorized in writing by the Sellers. The Sellers agree to transfer to the Buyer all bank accounts, postal boxes or drop or lock boxes normally utilized by the Sellers in the collection of their accounts receivable to facilitate the Buyer's collection of their accounts receivable during this period. The Buyer agrees to cooperate with the Sellers as to any litigation or other collection efforts instituted by the Sellers to collect delinquent accounts receivable. On the 30th, 60th and 90th days following the Closing Date, the Buyer shall deliver to the Sellers a statement or report showing all such collections effected since the Closing Date, together with a check or draft for the amount of such collections net of commissions. If at any time the Buyer determines that any such accounts are uncollectible, the Buyer shall notify the Sellers of such determination; and upon the Sellers' written request, and in any event on the 90th day following the Closing Date, the Buyer shall furnish or make available to the Sellers all records, files and data relating to the collection efforts of the Buyer with respect to such accounts.

                                   ARTICLE 7
                            COVENANTS OF THE SELLERS

       7.1 Pre-Closing Covenants. The Sellers covenant and agree that between the date hereof and the Closing Date, except as expressly permitted by this Agreement or with the prior written consent of the Buyer, they shall act in accordance with the following:

           7.1.1 The Sellers shall conduct the Business and the management and operation of the Theater in accordance with its past practices and with the intent of preserving the ongoing operations and assets of the Sellers, including, but not limited to, using their reasonable efforts to retain the services of their employees and keeping in good standing all licenses, permits and authorizations.

           7.1.2 The Sellers shall use reasonable efforts to preserve the Business of the Sellers intact and to preserve the Sellers' customers, suppliers and others having business relations with the Sellers and continue to conduct the financial operations of the Sellers, including their credit and collection policies, in accordance with its past practices with substantially the same effort, and to substantially the same extent and in the same manner, as in the prior conduct of the business of the Sellers.

           7.1.3 The Sellers shall operate the Business in accordance with all material laws, regulations, rules and orders.

           7.1.4 The Sellers shall not other than in the ordinary course of business or in accordance with a pre-existing plan or arrangement listed in
Section 7.1 of the Disclosure Schedule (i) sell or dispose of or commit to sell or dispose of any of their material assets; (ii) grant or agree to grant any material increases in the rates of salaries or compensation payable to employees of any of the Sellers; (iii) grant or agree to grant any specific bonus or increase to any executive or management employee of any of the Sellers; (iv) provide for any new pension, retirement or other employment benefits for employees of any of the Sellers or any increases in any existing benefits, other than as required by law; or (v) incur any material liability not currently reflected on the Financial Statements.

           7.1.5 The Sellers shall provide the Buyer with prompt written notice of any material change in any of the information contained in the representations and warranties made in Article 5 hereof or any Exhibits or the Disclosure Schedule herein or attached hereto.

           7.1.6 Between the date of this Agreement and the Closing Date, the Sellers will (i) give the Buyer and its authorized representatives reasonable access to all books, records, offices and other facilities and properties of the Sellers; (ii) permit the Buyer to make such inspections thereof, during regular business hours, as the Buyer may reasonably request; and (iii) cause their officers to furnish the Buyer with such financial and operating data, including tax returns and supporting work papers and schedules, and other information with respect to the business and properties of the Sellers as the Buyer may from time to time reasonably request. The Sellers shall cause their officers and managerial employees, counsel and auditors to be available on reasonable notice and during normal working hours for such questions of the Buyer and its authorized representatives concerning the Business and the affairs and operations of the Sellers as the Buyer shall reasonably request.

           7.1.7 Without the prior written consent of the Buyer, the Sellers shall not enter into or renew or modify in any material respect any agreements, commitments or contracts, including the Contracts listed in Section
5.9 of the Disclosure Schedule, except consistent with the past practices of the Sellers.

           7.1.8 The Sellers shall not permit any of their Insurance Policies to be canceled or terminated, or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement insurance policies providing coverage equal to or greater than coverage remaining under those canceled, terminate or lapsed policies are in full force and effect.

           7.1.9 The Sellers shall give the Buyer prior written notice of any amendments to their articles of organization, partnership agreements, or operating agreements, provided that any such amendments do not materially or adversely affect the transactions contemplated by this Agreement.

       7.2 Notification. The Sellers shall notify the Buyer of any material litigation, arbitration or administrative proceeding pending or, to their knowledge, threatened against the Sellers or any of them which challenges the transactions contemplated hereby.

       7.3 No Inconsistent Action. The Sellers shall take no action which is materially inconsistent with their obligations under this Agreement.

       7.4 Closing Covenant. On the Closing Date, the Sellers shall sell and deliver the Sale Assets to the Buyer as provided in Article 1 of this Agreement.

       7.5 No Shopping. From and after the date hereof until the termination of this Agreement in accordance with its terms, none of the Sellers or any representative or agent thereof, nor any member, officer, director, employee or partner of any of the Sellers, shall directly or indirectly solicit or knowingly encourage, including by way of furnishing information, the initiation of any inquiries or proposals regarding, or engaging in any discussions or entering into any agreements regarding, any merger, sale of shares of capital stock, sale of partnership interests, sale of membership interests, sale of all or substantially all of the assets or similar business combination or transaction involving any of the Sellers.

                                   ARTICLE 8
                                JOINT COVENANTS

       The Buyer and the Sellers covenant and agree that between the date hereof and the Closing Date, they shall act in accordance with the following:

       8.1 Conditions. Except as otherwise provided in this Agreement, if any event should occur, either within or without the control of any party hereto, which would prevent fulfillment of the conditions upon the obligations of any party hereto to consummate the transactions contemplated by this Agreement, the parties hereto shall use their reasonable best efforts to cure the event as expeditiously as possible.

       8.2 Confidentiality. The Buyer and the Sellers shall each keep confidential all information obtained by it or them with respect to the other during the course of due diligence or in connection with this Agreement and the negotiations preceding this Agreement, and will use such information solely in connection with the transactions contemplated by this Agreement, and if the transactions contemplated hereby are not consummated for any reason, each shall return to the other, without retaining a copy thereof, any schedules, documents or other written information obtained from the other in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, no party shall be required to keep confidential or return any information which (i) is known or available through other lawful sources, not bound by a confidentiality agreement with the disclosing party, (ii) is or becomes publicly known through no fault of the receiving party or its agents,
(iii) is required to be disclosed pursuant to an order or request of a judicial or governmental authority or because of the rules and regulations of the Securities and Exchange Agreement (the "SEC") (provided the other parties are given reasonable prior notice), or (iv) is developed by the receiving party independently of the disclosure by the disclosing party. The Sellers hereby acknowledge that the Buyer is a reporting person under the rules and regulations of the SEC and may be required, upon the execution of this Agreement, to disclose and file this Agreement (not including the Disclosure Schedules and the Exhibits hereto) with its regularly required SEC reports, provided, that the Buyer shall afford the Sellers reasonable time to review and comment on the text accompanying any such disclosure prior to such filing.

       8.3 Cooperation. Subject to the Buyer's primary obligation under
Section 8.4, the Buyer and the Sellers shall cooperate fully with each other in taking any actions, including actions to obtain the required consent of any governmental instrumentality or any third party necessary or helpful to accomplish the transactions contemplated by this Agreement; provided, however, that no party shall be required to take any action which would have a material adverse effect upon it or any affiliated entity.

       8.4 Governmental Consents. Promptly following the execution of this Agreement, the parties shall proceed to prepare and file with the appropriate governmental entities such requests, reports, or notifications as may be required in connection with this Agreement and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters. Without limiting the foregoing, promptly following the execution of this Agreement, (i) if required, the Buyer shall, with the Sellers cooperation, file with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "DOJ") the notifications and other information required to be filed under the HSR Act with respect to the transactions contemplated hereby and shall use their commercially reasonable efforts to cause all applicable waiting periods under the HSR Act to expire or be terminated as of the earliest possible date; (ii) the Sellers shall, with the Buyer's cooperation, file and prosecute an application with the CDA for its consent to the sale of the Sellers' Business to the Buyer (the "CDA Consent"); and (iii) the Buyer and the Sellers shall make all necessary filings and, thereafter, make any other required submissions with respect to the transactions contemplated hereby that may be required under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder and any other applicable federal or state securities laws. The CDA Consent shall, at a minimum, contain the following terms and provisions in form reasonably satisfactory to the Buyer: (a) a certification that (1) the Financial Assistance Agreement dated December 21, 1995 (the "FAA") is in full force and effect without modification, amendment or termination, (2) no default exists under the FAA or the bonds issued thereunder, and the last payment made under the bonds was made on _________, 199__, in the amount of $_____________, (3) the entire net proceeds of the bonds have been disbursed ($9,557,890.12), (4) to the best knowledge of the CDA, the Project which was funded in part by the bond proceeds has been completed in accordance with the terms of the FAA, and
(5) there exists no Operating Shortfall under the FAA; (ii) a consent with regard to the transactions contemplated hereby, including, without limitation, the sale, transfer and assignment of all or substantially all of the assets used or usable in connection with the operation of the Theater, the lease of the Project by Oakdale, the execution and delivery of the Note and the Mortgage to encumber the Theater premises, and the execution and delivery of the Purchase Agreement (and the future conveyance pursuant thereto); and (iii) an amendment: (aa) to paragraphs 36 and 46 of the FAA to the extent necessary if the Sellers change their form of ownership or that of their constituent owners,
(bb) to all provisions of the FAA and the Use Agreement among the Sellers and affiliates, Fleet National Bank and the CDA executed in December 1995 relating to the rights of Fleet National Bank as the holder of a $7,000,000 mortgage loan so that SFX, as the holder of the Note and the Mortgage (or its successors and assigns) shall be recognized as having such rights, including without limitation, control of proceeds in the event of casualty or condemnation,(cc) to paragraph 49 of the FAA so that the Buyer's involvement in matters described therein shall be sufficient, and (dd) to include an acknowledgment that the Buyer shall be entitled to use the sums deposited in the Renewal and Replacement Account and that such sums shall be held for the benefit of the Buyer.

                                    ARTICLE 9
                       CONDITIONS OF CLOSING BY THE BUYER

       The obligations of the Buyer hereunder are, at its option, subject to satisfaction, at or prior to the Closing Date, of each of the following conditions:

       9.1 Representations, Warranties and Covenants.

           9.1.1 All representations and warranties of each of the Sellers made in this Agreement shall be true and complete in all material respects as of the date hereof and on and as of the Closing Date as if made on and as of that date, subject to any updates made to the Disclosure Schedule prior to the Closing Date.

           9.1.2 All of the terms, covenants and conditions to be complied with and performed by each of the Sellers on or prior to Closing Date shall have been complied with or performed in all material respects.

           9.1.3 The Buyer shall have received a certificate, dated as of the Closing Date, executed by a duly qualified representative of each of the Sellers, to the effect that their respective representations and warranties contained in this Agreement are true and complete in all material respects on and as of the Closing Date as if made on and as of that date, and that each has complied with or performed all terms, covenants and conditions to be complied with or performed by it in all material respects on or prior to the Closing Date.

       9.2 Governmental Consents. To the extent required, the Sellers shall have cooperated with the Buyer in filing the requisite forms with the DOJ and the FTC pursuant to the HSR Act, and all applicable waiting periods with respect to each such filing (including any extensions thereof) shall have expired or been terminated.

       9.3 Adverse Proceedings. No suit, action, claim or governmental proceeding shall be pending against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against, any party hereto which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

       9.4 Legal Opinion. The Sellers shall have delivered to the Buyer a written opinion of their counsel, dated as of the Closing Date, substantially in the form attached hereto as Exhibit I.

       9.5 Third Party Consents. The Sellers shall have obtained and shall have delivered to the Buyer all third-party consents to the Material Contracts (including, but not limited to, the CDA Consent) and to all other Contracts assigned or transferred hereunder, except those the absence of which will not have a material adverse effect on the Business and the Operation of the Theater.

       9.6 Escrow Relating to Roof. The parties shall have established an escrow to be held by Chicago Title Insurance Company, as escrowee, pursuant to an escrow agreement reasonably acceptable to the Sellers and the Buyer, relating to the mechanic's lien and related litigation filed by C.R. Klewin, Inc. and the repairs necessary for the Theater roof in order to both remove the exception relating thereto from the Buyer's title insurance policy, and to make not less than $400,000 of such funds available for the repair and/or replacement of the roof(which escrow amount shall not exceed $ 1,875,000); provided, however, that should such lien be removed or reduced pursuant to a final order or final settlement, such escrow amount shall be the amount of the reduced lien, but not less than the amount necessary to repair and/or replace the roof (as evidenced by an estimate by a contractor reasonably acceptable to the Buyer).

       9.7 Closing Documents. The Sellers shall have delivered or caused to be delivered to the Buyer on the Closing Date all deeds, bills of sale, endorsements, assignments and other instruments of conveyance and transfer reasonably satisfactory in form and substance to the Buyer, effecting the sale, transfer, assignment and conveyance of the Sale Assets to the Buyer, including without limitation the documents required to be delivered pursuant to Article 13.

       9.8 Other Documents and Title Insurance. The Sellers shall have executed and delivered, or caused to be executed and delivered, to the Buyer on the Closing Date the Loan Documents and the Lease-Purchase Documents and shall have delivered or caused to be delivered to SFX the Title Policy. Additionally, the Buyer shall have obtained leasehold owner's title insurance subject only to the exceptions referred to in Section 1.1 of the Lease.

                                    ARTICLE 10
                       CONDITIONS OF CLOSING BY THE SELLERS

       The obligations of the Sellers hereunder are, at their option, subject to satisfaction, at or prior to the Closing Date, of each of the following conditions:

       10.1  Representations, Warranties and Covenants.

             10.1.1 All representations and warranties of the Buyer shall be true and complete in all material respects as of the date hereof and on and as of the Closing Date as if made on and as of that date.

             10.1.2 All the terms, covenants and conditions to be complied with and performed by the Buyer on or prior to the Closing Date shall have been complied with or performed in all material respects.

             10.1.3 The Sellers shall have received a certificate, dated as of the Closing Date, executed by a duly qualified officer of the Buyer, to the effect that the representations and warranties of the Buyer contained in this Agreement are true and complete in all material respects on and as of the Closing Date as if made on and as of that date, and that the Buyer has complied with or performed all terms, covenants and conditions to be complied with or performed by it in all material respects on or prior to the Closing Date.

       10.2 Governmental Consents. To the extent required, the Buyer with the Seller's cooperation shall have filed the requisite forms with the DOJ and the FTC pursuant to the HSR Act, and all applicable waiting periods with respect to each such filing (including any extensions thereof) shall have expired or been terminated.

       10.3 Adverse Proceedings. No suit, action, claim or governmental proceeding shall be pending against, and no other, decree or judgment of any court, agency or other governmental authority shall have been rendered against any party hereto which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

       10.4 Legal Opinion. The Buyer shall have delivered to the Sellers an opinion of its corporate counsel, dated as of the Closing Date, substantially in the form attached hereto as Exhibit J.

       10.5  CDA Consent. The Sellers shall have received the CDA Consent.

       10.6 Miscellaneous Agreements. The Buyer shall have entered into (i) employment agreements with each of Robert M. Errato and Beau Segal (the "Employment Agreements") in the forms of Exhibit K and Exhibit L, respectively; and (ii) a promoter's agreement with Oakdale (the "Promoter's Agreement") in the form of Exhibit M.

       10.7 Payment of Purchase Price. The Buyer shall have delivered or caused to be delivered to the Sellers the Base Purchase Price in accordance with the terms of Article 2 hereof.

       10.8 Loan and Guaranty. SFX shall have made the Loan to the Partnership on the Closing Date and shall have executed and delivered to the Partnership a guaranty (the "Guaranty") in the form of Exhibit N.

                                   ARTICLE 11
                       TRANSFER TAXES: FEES AND EXPENSES

       11.1 Expenses. Except as set forth in Sections 11.2 and 11.3 hereof, each party hereto shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement.

       11.2 Transfer Taxes and Similar Charges. All costs of transferring the Sale Assets in accordance with this Agreement, including recordation, transfer and documentary taxes and fees, and any excise, sales or use taxes, shall be borne by the Sellers.

       11.3 Governmental Filing or Grant Fees. Any filing fees imposed by any governmental authority the consent of which is required to the transactions contemplated hereby, other than the fees for filings required under the HSR Act which shall be the sole responsibility of the Buyer, shall be borne equally by the Buyer and the Sellers.

                                    ARTICLE 12
                            COMMISSIONS OR FINDER'S FEE

       12.1 The Buyer's Representation and Agreement to Indemnify. The Buyer represents and warrants to the Sellers that neither it nor any person or entity acting on its behalf has agreed to pay a commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity. The Buyer further agrees to indemnify, defend and hold the Sellers harmless from and against any and all claims, losses, liabilities and expenses (including reasonable attorney's fees) arising out of a claim by any person or entity based on any such arrangement or agreement made or alleged to have been made by the Buyer.

       12.2 The Sellers' Representation and Agreement to Indemnify. The Sellers represent and warrant to the Buyer that neither they nor any person or entity acting on their behalf has agreed to pay a commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity. The Sellers further agree to indemnify, defend and hold the Buyer harmless from and against any and all claims, losses, liabilities and expenses (including reasonable attorney's fees) arising out of a claim by any person or entity based on any such arrangement or agreement made or alleged to have been made by the Sellers.

                                   ARTICLE 13
                      DOCUMENTS TO BE DELIVERED AT CLOSING

       13.1 The Sellers' Documents. At the Closing, the Sellers shall deliver or cause to be delivered to the Buyer the following:

            13.1.1 Certified resolutions of the authorized managers of Oakdale and of the general partner of the Partnership approving the execution and delivery of this Agreement and of each of the other documents and agreements referred to herein and authorizing the consummation of the transactions contemplated hereby and thereby;

            13.1.2 Certificates, dated the Closing Date, by each of the Sellers in the form described in Section 9.1.3 above;

             13.1.3 Governmental certificates showing that the Partnership is duly organized as a partnership in the State of Connecticut, and that Oakdale is duly organized as a limited liability company in the State of Connecticut, dated not more than forty-five (45) calendar days before the Closing Date;

             13.1.4 Articles of Organization and Operating Agreement of Oakdale certified by the Managing Member as of the Closing Date, and Certificate of Limited Partnership and Limited Partnership Agreement of the Partnership certified by the general partner as of the Closing Date;

             13.1.5 Bills of sale, deeds, assignments and other good and sufficient instruments of conveyance, transfer and assignment, all in form and substance reasonably satisfactory to counsel for the Buyer, as shall be effective to vest in the Buyer or its permitted assignees good and marketable title in and to the Sale Assets transferred in accordance with this Agreement;

             13.1.6 The opinion letter, dated the Closing Date, referenced in
Section 9.4 above; and

             13.1.7 The Loan Documents and the Lease-Purchase Documents, referenced in Sections 3.2 and 3.3 of this Agreement; and

             13.1.8 Such additional information and material as the Buyer shall have requested in a timely manner in writing and which is reasonably necessary for the Closing.

       13.2 The Buyer's Documents. At the Closing, The Buyer shall deliver or cause to be delivered to the Sellers the following:

             13.2.1 The Base Purchase Price in accordance with Section 2.2 hereof.

             13.2.2 A certificate, dated the Closing Date, by the Buyer in the form described in Section 10.1.3 above.

             13.2.3 The opinion of the Buyer's corporate counsel, dated the Closing Date, to the effect set forth in Section 10.4;

             13.2.4 Governmental certificates showing that the Buyer is duly incorporated and in good standing in the State of Delaware and that the Buyer is qualified as a foreign corporation in the State of Connecticut, dated not more than forty-five (45) calendar days before the Closing Date;

             13.2.5 Certified resolutions of the Board of Directors of the Buyer approving the execution and delivery of this Agreement and each of the other documents and agreements referred to herein and authorizing the consummation of the transactions contemplated hereby and thereby;

             13.2.6 Articles of Incorporation and Bylaws of the Buyer certified by the Buyer's corporate secretary or assistant secretary as of the Closing Date;

             13.2.7 An assignment and assumption agreement or agreements reasonably satisfactory in form and substance to counsel for the Sellers effecting the assumption of the Assumed Liabilities;

             13.2.8 The Employment Agreements and the Promoter's Agreement;

             13.2.9 The Loan Documents, the Lease-Purchase Documents and the Guaranty; and

             13.2.10 Such additional information and material as the Sellers shall have requested in a timely manner in writing and which is reasonably necessary for the Closing.

                                    ARTICLE 14
                                  INDEMNIFICATION

       14.1 The Sellers' Indemnities. The Sellers hereby agree to indemnify, defend and hold the Buyer harmless with respect to any and all demands, claims, actions, suits, proceedings, assessments, judgments, costs, losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys' fees) asserted against, resulting from, imposed upon or incurred by the Buyer directly or indirectly relating to or arising out of the inaccuracy of any representation or warranty, or the breach of any covenant or agreement, contained herein or in any instrument or certificate delivered pursuant hereto.

       14.2 The Buyer's Indemnities. The Buyer hereby agrees to indemnity, defend and hold the Sellers harmless with respect to any and all demands, claims, actions, suits, proceedings, assessments, judgments, costs, losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys' fees) asserted against, resulting from, imposed upon or incurred by the Sellers directly or indirectly relating to or arising out of the inaccuracy of any representation or warranty, or the breach of any covenant or agreement, contained herein or in any instrument or certificate delivered pursuant hereto.

       14.3 Rights. The Buyer and the Sellers agree that the rights of indemnification provided in this Article 14 are exclusive of and in addition to any and all other such rights of the Buyer and the Sellers hereunder.

       14.4 Survival of Representations and Warranties. The representations and warranties contained herein shall survive the Closing for a period of twenty-four (24) months following the Closing Date (the "Claims Period"), and upon the expiration of the Claims Period shall lapse and be of no further effect, other than tax, environmental and employment-related representations which shall survive to the fullest extent of the applicable statute of limitations, and representations with respect to real estate which shall not survive the Closing but which instead shall be governed by the Lease and the Lease-Purchase Documents.

       14.5 Limitations on Indemnity. Notwithstanding anything to the contrary contained in this Agreement, and subject to the proviso set forth in this
Section 14.5, neither the Buyer nor the Sellers shall have any liability or obligation to the other for breach of any representation, warranty, covenant or agreement of such other party made in this Agreement except to the extent that the aggregate of all claims by such other party for such breaches exceed One Hundred Thousand Dollars ($100,000) in the aggregate (the "Threshold Amount"), in which event the party so liable shall then be liable for all claims for any such breaches, including the sums constituting the Threshold Amount; provided, however, that (i) any claim for indemnification must be made within the Claims Period; (ii) each of the Sellers shall be severally liable to the Buyer only to the extent of the amount of the Purchase Price paid to them, and none of the general partners of the Partnership shall have any personal liability hereunder for claims against the Partnership; and (iii) should the Closing occur, no claim for indemnification may be asserted hereunder with respect to any matter known or discovered by the Buyer on or before the Closing Date.

       14.6  Procedures.

             14.6.1 Promptly after the receipt by any party (the "Indemnified Party") of notice of (A) any claim or (B) the commencement of any action or proceeding which may entitle such party to indemnification under this Section, such party shall give the other party (the "Indemnifying Party") written notice of such claim or the commencement of such action or proceeding and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from such claim. The failure to give the Indemnifying Party timely notice under this clause shall not preclude the Indemnified Party from seeking indemnification from the Indemnifying Party unless such failure has materially prejudiced the Indemnifying Party's ability to defend the claim or litigation.

             14.6.2 If Indemnifying Party assumes the defense of any such claim or litigation resulting therefrom with counsel reasonably acceptable to Indemnified Party, the obligations of the Indemnifying Party as to such claim shall be limited to taking all steps necessary in the defense or settlement of such claim or litigation resulting therefrom and to holding the Indemnified Party harmless from and against any losses, damages and liabilities caused by or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such claim or litigation resulting therefrom; however, the Indemnified Party may participate, at its or his expense, in the defense of such claim or litigation provided that the Indemnifying Party shall direct and control the defense of such claim or litigation. The Indemnified Party shall cooperate and make available all books and records reasonably necessary and useful in connection with the defense. The Indemnifying Party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment, except with the written consent of the Indemnified Party, or enter into any settlement, except with the written consent of the Indemnified Party, which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim or litigation.

             14.6.3 If the Indemnifying Party shall not assume the defense of any such claim or litigation resulting therefrom, the Indemnified Party may, but shall have no obligation to, defend against such claim or litigation in such manner as it may deem appropriate, and the Indemnified Party may compromise or settle such claim or litigation without the Indemnifying Party's consent. The Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of all expenses, legal or otherwise, incurred by the Indemnified Party in connection with the defense against or settlement of such claim or litigation. If no settlement of the claim or litigation is made, the Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of any judgment rendered with respect to such claim or in such litigation and of all expenses, legal or otherwise, incurred by the Indemnified Party in the defense against such claim or litigation.

                                   ARTICLE 15
                               TERMINATION RIGHTS

       15.1 Termination. This Agreement may be terminated by either the Buyer or the Sellers, if the party seeking to terminate is not then in material default or breach of this Agreement, upon written notice to the other upon the occurrence of any of the following:

             (a) if; on or prior to the Closing Date, a party defaults in any material respect in the observance or in the due and timely performance of any of its covenants or agreements herein contained and such material default shall not be cured within thirty (30) calendar days of the date of written notice of default served by the party claiming such material default; or

             (b) if the Closing has not occurred by May 11, 1998; or

             (c) if there shall be in effect any judgment, final decree or order that would prevent or make unlawful the Closing of this Agreement; or

             (d) by the mutual written consent of the Buyer and the Sellers; or

             (e) by the Buyer, if the conditions set forth in Sections 9.2 or
9.3 shall have become incapable of fulfillment and shall not have been waived by the Buyer; or

             (f) by the Sellers, if the conditions set forth in Sections 10.2 or 10.3 shall have become incapable of fulfillment and shall not have been waived by the Sellers; or

             (g) as provided in Sections 5.11 and 16.2 or any other Section of this Agreement which specifically provides for termination.

      15.2 Right to Cure. A defaulting Party under Section 15.1(a) of this Agreement shall only be entitled to invoke the cure provisions thereof once during the term of this Agreement.

      15.3 Liability. The termination of this Agreement under Section 15.1 shall not relieve any party of any liability for breach of this Agreement prior to the date of termination.

                                    ARTICLE 16
                                 OTHER PROVISIONS

       16.1 Liquidated Damages. If the parties hereto shall fail to consummate this Agreement on the Closing Date due to the Buyer's breach of any material representation, warranty, covenant or condition hereunder, and the Sellers are not at that time in breach of any material representation, warranty, covenant or condition hereunder, then the Sellers would suffer direct and substantial damages, which damages cannot be determined within reasonable certainty. Therefore, because of the expense and delay which would be incurred in such event by the Sellers, the Buyer shall pay to the Sellers the amount of One Million Six Hundred Thousand Dollars ($1,600,000) within ten (10) days of demand therefor, which amount shall constitute liquidated damages. It is understood and agreed that such liquidated damage amount represents the Buyer's and the Sellers' reasonable estimate of actual damages and does not constitute a penalty. Recovery of liquidated damages shall be the sole and exclusive remedy of the Sellers against the Buyer for failing to consummate this Agreement on the Closing Date and shall be applicable regardless of the actual amount of damages sustained; provided, however, that the in the event the Buyer, without just cause, contests, protests or delays the payment of said liquidated damage amount, Sellers shall be entitled to recover interest from the date such payment was due together with all expenses, including attorney's fees, reasonably incurred by the Sellers in enforcing this Section 16.1.

       16.2 Risk of Loss. The risk of loss or damage to the Sale Assets prior to the Closing Date shall be upon the Sellers. The Sellers shall repair, replace and restore any such damaged or lost asset to its prior condition, as soon as possible and in no event later than the Closing Date. Except as provided below, if the Sellers fail to restore or replace any such asset having a value exceeding One Hundred Fifty Thousand Dollars ($150,000), the Buyer may elect either to terminate this Agreement pursuant to Article 15 hereof or to consummate the Closing on the Closing Date. If the Sellers fail to restore or replace such asset and the Buyer does not elect to terminate this Agreement, the Sellers shall assign or cause to be assigned to the Buyer at Closing its rights under any insurance policy or pay over to the Buyer all proceeds of insurance covering such asset's damage, destruction or loss. If the restoration and replacement of any damaged or destroyed property has not been completed at the time the Closing would otherwise be held, then unless the Sellers and the Buyer otherwise agree, the Closing Date shall be delayed and shall take place within fifteen (15) calendar days after the Sellers give written notice to the Buyer of completion of the restoration or replacement of such asset. Time is of the essence in the Sellers' restoration or replacement of the assets.

       16.3 Specific Performance. In the event of a material breach by the Sellers of their representations and obligations hereunder, not cured within thirty (30) calendar days after written notice to that effect from the Buyer, the Buyer shall have the right to bring an action to enforce the terms of this Agreement by decree of specific performance, it being agreed that the property to be transferred hereunder is unique and not readily available in the open market, and the Sellers hereby further agree to waive any and all defenses against any such action for specific performance based on the grounds that there is an adequate remedy for money damages available.

       16.4 Further Assurances. After the Closing, the Sellers shall from time to time, at the request of and without further cost or expense to the Buyer, execute and deliver such other instruments of conveyance and transfer and take such other actions as may reasonably be requested in order to more effectively consummate the transactions contemplated hereby to vest in the Buyer good and marketable title to the assets being transferred hereunder, and the Buyer shall from time to time, at the request of and without further cost or expense to the Sellers, execute and deliver such other instruments and take such other actions as may reasonably be requested in order to more effectively relieve the Sellers of any obligations being assumed by the Buyer hereunder.

       16.5 Benefit and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may voluntarily or involuntarily assign its interest under this Agreement without the prior written consent of the other party, except for any assignment by the Buyer to an affiliate of the Buyer in which case the Buyer shall remain fully obligated under this Agreement as an assignor.

       16.6 Entire Agreement. This Agreement, the Disclosure Schedule and the Exhibits hereto embody the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein. In the event of a conflict between the terms of this Agreement and any other agreement executed in connection herewith, the terms of this Agreement shall prevail. No amendment, waiver of compliance with any provision or condition hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, extension or discharge is sought.

       16.7 Headings. The headings set forth in this Agreement are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

       16.8 Governing Law. The construction and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to the choice of law provisions thereof. Notwithstanding the foregoing, the parties consent to the exclusive jurisdiction of the state and federal courts of the State of Connecticut for the resolution of any dispute or controversy arising under this Agreement.

       16.9 Notices. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly delivered and received on the date of personal delivery or on the date of receipt, if mailed by registered or certified mail, postage prepaid and return receipt requested, or on the date of a stamped receipt, if sent by an overnight delivery service, or on the date of written confirmation of delivery by facsimile or telecopy transmission, and shall be addressed to the following addresses, or to such other address as any party may request, in the case of the Sellers, by notifying the Buyer, and in the case of the Buyer, by notifying the Sellers:

       To the Sellers:   Oakdale Concerts, LLC
                         Oakdale Development Limited Partnership, L.P.
                         95 South Turnpike Road
                         Wallingford, Connecticut 06492
                         Attention: Robert M. Errato
                         Telecopy #: (203) 949-7719

       With a Copy to:   Donald S. Hendel, Esq.
                         Bergman, Horowitz & Reynolds, P.C.
                         157 Church Street
                         New Haven, Connecticut 06502
                         Telecopy #: (203) 785-8127

April 22, 1998


Oakdale Theater Concerts, Inc.
650 Madison Avenue, 16th Floor
New York, NY 10022

Gentlemen:

We refer to a certain Purchase and Sale Agreement (the "Agreement") dated April 22, 1998. You and we agree.that Section 15.1(b) of the Agreement shall be amended to read as follows:

      "(b) if the Closing has not occurred by May 11, 1998; provided that the Buyer shall have the option to extend the Closing to a date that is no later than June 11, 1998. The Buyer shall exercise this option by delivering a written notice of extension to the Sellers prior to May 11, 1998."

In addition, you and we agree that the Agreement shall be amended by adding a new Section 15.1(h), as follows:

      "(h) by the Sellers, in the event the CDA requires the payment by the Sellers of an amount in excess of One Hundred Fifty Thousand Dollars ($150,000.00), exclusive of attorneys' fees (which attorneys' fees, if any, shall be the Sellers' responsibility to pay) for the CDA Consent."

If the foregoing accurately reflects our understanding, please so indicate by your signature at the end hereof.

                                        Very truly yours,

                                        Oakdale Concerts, LLC



                                        By /s/ Robert M. Errato
Accepted and agreed to:                   ----------------------------------
                                           Robert M. Errato

Oakdale Theater Concerts, Inc.          Oakdale Development Limited Partnership



By /s/ Richard A. Liese                 By /s/ Robert M. Errato
  -------------------------------         ----------------------------------
   Richard A. Liese                        Robert M. Errato
   Vice President

April 22, 1998



Oakdale Theater Concerts, Inc.
650 Madison Avenue, 16th floor
New York, NY 10022


Gentlemen:

We refer to a certain Purchase and Sale Agreement executed today among you and us (the "Agreement"). The Agreement was executed notwithstanding the fact that some or all of the Schedules and/or Annexes (collectively the "Schedules") were not completed and attached to the Agreement at the time of execution. You and we agree that we shall supply you with the Schedules no later than May 4, 1998. You will review the Schedules and will have the right to terminate the Agreement if the Schedules disclose matters that are unsatisfactory to you, or if the Schedules are not timely delivered to you, provided such right must be exercised by your delivering a written notice of such termination to us within three (3) business days after our delivery of the Schedules to you. If you do not deliver such notice to us within such three (3) business day period, your right to terminate the Agreement pursuant to this letter shall terminate and the Agreement shall remain in full force and effect as of April 22, 1998. Time shall be of the essence with respect to the dates specified above. If the Agreement is terminated pursuant to this letter, neither you nor we shall have any obligations or liabilities to the other.



                                        Very truly yours,


                                        Oakdale Concerts, LLC



                                        By /s/ Robert M. Errato
Accepted and agreed to:                   ----------------------------------
                                           Robert M. Errato

Oakdale Theater Concerts, Inc.          Oakdale Development Limited Partnership



By /s/ Richard A. Liese                 By /s/ Robert M. Errato
  -------------------------------         ----------------------------------
   Richard A. Liese                        Robert M. Errato
   Vice President